AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT


        This AMENDMENT NO. 1 TO SUBADVISORY
AGREEMENT (the "Amendment") is effective as of January 19,
2007 by and between AIG SUNAMERICA ASSET
MANAGEMENT CORP. (formerly known as SunAmerica Asset
Management Corp.), a Delaware corporation (the "Adviser"), and
MARSICO CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the "Subadviser").

WITNESSETH:

        WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

        WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 2, 2001 (the
"Subadvisory Agreement"), with respect to the Trust; and

        WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below; and

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Section 2(a) of the Subadvisory Agreement is
amended to delete the underlined portion of the following sentence contained therein:

In accordance with Section 11(a) of the 1934 Act and Rule
11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio, provided, however, that for each Portfolio the average annual percentage of portfolio transactions which are engaged in with the Subadviser's affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, may not exceed 25% of the Portfolio's total transactions in securities and other investments during the Trust's fiscal year.

2.	The first sentence of Section 2(b) of the
Subadvisory Agreement shall be amended to delete the words and rewarding sales or distribution.

3.	The following new paragraph shall be added to the
Subadvisory Agreement:

        18.	Confidentiality. The Subadviser will not
disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute, settle, reconcile or otherwise facilitate transactions on behalf of the Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others, or becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, self regulatory organizations, or to the extent such disclosure is necessary or appropriate for the Subadviser to carry out its duties on behalf of its clients, including the Portfolios, and where Subadviser has obtained a confidentiality agreement or otherwise has reasonable expectations that such information will not be misused. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

4.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

6.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

        IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT
CORP.
MARSICO CAPITAL MANAGEMENT,
LLC


By: ______________________________
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: ______________________________
Name:  Christopher J. Marsico
Title:    President